UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
December 30, 2010
Date of Report (Date of earliest event reported)
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	0-26366 (Commission File Number)	23-2812193 (IRS Employer Ident. No.)

732 Montgomery Avenue, Narberth, Pennsylvania (Address of principal executive offices)	19072 (Zip Code)
(610) 668-4700
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01	Other Events.
On December 30, 2010, Royal Bancshares of Pennsylvania, Inc. (the “Company”) completed the sale of all of the outstanding common stock of Royal Asian Bank, a banking subsidiary of the Company, owned by the Company to an ownership group led by Edward Shin, President and Chief Executive Officer of Royal Asian Bank. The sale was completed under a stock purchase agreement, dated August 26, 2010 (the “Stock Purchase Agreement”). Under the terms of the Stock Purchase Agreement, the purchase price for the stock was equal to the total shareholders’ equity of Royal Asian Bank, determined in accordance with generally accepted accounting principles, as of November 30, 2010, or approximately $12.3 million.
Originally launched in 2004, Royal Asian Bank provides banking products and services to businesses and consumers in the Korean-American communities of Southeastern Pennsylvania, Northern New Jersey and Flushing, New York. As of September 30, 2010, Royal Asian Bank had assets of approximately $87.0 million, deposits of approximately $74.1 million and loans of approximately $63.1 million (net of its loan loss allowance).

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits:

10.1	Stock Purchase Agreement, dated as of August 26, 2010, between Royal Bancshares of Pennsylvania, Inc. and Edward E. Shin, individually and on behalf of a group of individual Korean-American investors (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on August 27, 2010).
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
Dated: January 6, 2011	By:	/s/ James J. McSwiggan, Jr.
James J. McSwiggan, Jr.
President and Chief Operating Officer